EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-11428) pertaining to the INVESCO 401(k) Plan (formerly AMVESCAP 401(k) Plan) of our report dated June 21, 2007, with respect to the financial statements and schedule of the INVESCO 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 21, 2007